Chris Birch, P.E.
               10005 Main Tree Drive Anchorage, Alaska 99507-6930
                         chrisbirch@gci.net 907.346.3265


May 20, 2005

Chugach Electric Association, Inc.
Board of Directors
P.O. Box 196300 Anchorage, Alaska 99519-6300

Subject:   Thanks for the Memories!


Dear Members of the Board and Association,

Thank you for your support, counsel and encouragement through my service on the Chugach Electric Association Board of Directors these past 9 years. It has been an honor to represent our members and a privilege to work toward the betterment and improvement of our Association. I am confident that our membership will support the continued improvements necessary to meet Alaska's future energy demands.

With my election to the Anchorage Assembly I have assumed many legislative responsibilities on behalf of the residents of South Anchorage and our larger community. Based on the time demands required by this new position I am affirming my resignation from the Board of Chugach Electric Association effective May 19, 2005.


Sincerely,

/s/ Chris Birch
Chris Birch, P.E.